SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

IMPORTANT LEGAL INFORMATION UNDER
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, N.J. 07962,
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

MERGER QUESTIONS AND ANSWERS

     Here are some questions and answers about the pending merger between GPU, Inc. and FirstEnergy Corp. as they relate to GPU shareholders and GPU's finances. Additional questions will appear in future editions of Connect! as well as the Intranet and the Transition Update bulletin.

GPU SHAREHOLDERS

APPROVAL

     o    DOES THE GPU BOARD OF DIRECTORS THINK SHAREHOLDERS WILL VOTE FOR
          THIS?

The Board of Directors intends to recommend that shareholders approve this transaction since the board believes that it is in the best interest of the shareholders to do so. The board believes that the majority of shareholders will agree and approve the merger.

     o    WHEN IS THE SHAREHOLDER VOTE?

     We expect to schedule the shareholder vote as soon as practical after the joint proxy statement is approved by the Securities and Exchange Commission (SEC). The joint proxy statement will be submitted to the SEC for its review this fall. Once any SEC comments are incorporated, the proxy will be formally issued to the shareholders of GPU and FirstEnergy and the shareholder vote date will be set.

PRICES AND SHARES

     [] WHEN WILL SHAREHOLDERS BE RECEIVING SOMETHING FROM THEIR BROKER EXPLAINING THEIR OPTIONS AND EXPLAINING HOW THE STOCK TRANSFER WILL BE ACCOMPLISHED?
     [] WILL IT HAPPEN DIFFERENTLY FOR THOSE PEOPLE WHO HOLD STOCK UNDER THE TRASOP PROGRAM?

     The first thing shareholders will receive is a joint proxy statement which we expect will be issued later this year. Some time next year, after the company receives shareholder approval, shareholders will receive an election form on which they can elect to receive all stock or all cash upon closing of the merger.

     [] IN CAROLE SNYDER'S PRESENTATION, SHE STATED THERE WAS A 30 PERCENT PREMIUM FOR GPU SHARES. WHAT NUMBER WAS THE 30 PERCENT ADDED TO AND WHY WAS THAT NUMBER CHOSEN?

     The 30 percent was the difference between the GPU stock price at the close of business on Friday Aug. 4, 2000 (which was $28 1/16) and the merger price of $36 1/2 per share. The negotiations resulted in the merger price itself not in the premium.

     [] WHAT WILL HAPPEN TO THE DIVIDEND LEVELS ON THE STOCK? WILL IT BE THE SAME LEVEL THAT IT HAS BEEN ON GPU STOCK?

     The current dividend on FirstEnergy common stock is $1.50 per share and the following explanation assumes that FirstEnergy continues that rate. The total amount of the dividend received by a GPU shareholder after the merger closes will depend on the number of FirstEnergy shares received. Under the terms of the agreement the number of shares received for each GPU share (assuming the shareholder elects to receive all stock) would range from 1.2318 to 1.5055 depending on the price of FirstEnergy stock in the 20-trading day period ending on the seventh trading day before closing. This means that a GPU shareholder, who currently receives a dividend of $2.18 per share, will receive FirstEnergy dividends of $1.85 to $2.26 for each share of GPU stock currently held.

     Said another way, and again assuming the shareholder elects to receive all stock, the shareholder will trade a share of GPU stock with a current dividend of $2.18 for between 1.2318 and 1.5055 shares of FirstEnergy stock with a current dividend of $1.50.

     []   HOW CAN GPU KEEP BUYING BACK ITS OWN STOCK?

     GPU stock will continue to trade on the open market during the entire transition period. GPU can continue to repurchase shares on the open market during this period if it wants to.

     []   IS IT OK TO BUY AND SELL GPU STOCK?

     During the transition period the same rules apply regarding stock purchase and sale as applied before. Certain individuals deemed to have insider information (mostly officers and key managers) are restricted from buying and selling GPU stock except during certain periods.

     [] WILL STOCKHOLDERS GET THE SAME PRICE? CAN YOU REFUSE TO SELL YOUR STOCK? CAN THEY FORCE YOU TO SELL GPU STOCK?

     Once the shareholders approve the transaction all shares will be treated the same. Upon receipt of all regulatory approvals and closing of the deal, all GPU shares will be converted into cash or FirstEnergy common stock according to shareholder elections and the merger agreement. Once the merger becomes effective, GPU shares will be deleted on the New York Stock Exchange.

FINANCES

     []   WHAT MAKES UP THE $7.4 BILLION IN GPU DEBT?

     Actual GPU debt levels have been reduced since the sale of PowerNet. The current (as of June 30, 2000) debt level is $6.4 billion including $2.4 billion at the three domestic operating companies; $3.0 billion at Midlands, GasNet and Emdersa and $1.0 billion at the GPU Capital and GPU, Inc. level.

     []   WHAT CONSTITUTES DEBT SERVICES?

     Debt service is the amount of cash used each year to pay interest and principal on outstanding debt. One measure of a company's financial condition is the percentage of the cash flow generated from operations needed for debt service.

     []   WILL PAYCHECKS SAY FIRSTENERGY?

     While we have discussed with FirstEnergy the continued use of the GPU Energy name in our operations, no discussions have taken place with regard to the name on the paycheck. This issue will be addressed by one of the many transition teams that will plan the integration process.

     o WHAT DOES "NORMALIZED" NET INCOME AND EARNINGS PER SHARE MEAN (AS STATED ON THE FACTS AT A GLANCE SHEET)?

     "Normalized earnings" is a term used to identify the earnings from operations of a company without the impact of one-time non-recurring events. In 1999, for example, there were several one-time charges against earnings related to the New Jersey restructuring settlement. When the financial market considers GPU's earnings power, it evaluates the earnings before such one-time events to determine the future earnings potential of the company.

     o IF WE ARE IN DEBT SO MUCH, WHERE IS THE MONEY COMING FROM TO FUND ALL OF THE THINGS WE'VE BEEN SUPPORTING IN THE COMMUNITIES?

     While GPU and its subsidiaries have a large amount of debt as part of its capital structure, it is not at a level which prevents the company from making the necessary operating and capital expenditures needed to meet our obligations. As it has in the past, the company expects to continue to generate sufficient funds from operations to pay all debt service, operating expenses, capital costs and dividends on common and preferred stock. Funding for community initiatives is part of our ongoing budgeted operations.

     o    HOW HAS GPU ACQUIRED SUCH A LARGE DEBT?

     GPU, like most other regulated utilities, has funded a large portion of its capital spending with debt. Regulators encouraged the use of debt in amounts between 50 percent - 60 percent of total capital as a means to lower the cost of capital at regulated companies. As GPU has exited riskier businesses, such as nuclear and fossil generation, the amount of debt that could be retained has increased. In fact some of the international businesses like Midlands can retain a good credit rating with debt levels in excess of 65 percent. Over the years as GPU has grown through investment in IPPs, foreign utility companies, construction companies and telecom infrastructure, we have funded most of these investments with debt.

VALUE OF THE MERGER

     o COMPARING GPU AND FIRSTENERGY STATISTICS, WE HAVE MORE ASSETS THAN THEY DO, BUT THEIR COMMON EQUITY IS GREATER. WE ASSUME EQUITY IS STRONGER IN THIS MERGER, BUT WHAT IS THE RELEVANCE OF ASSET VALUE IN THE DEAL?

     As a result of the deregulation restructuring, certain GPU assets and liabilities had to be shown on our balance sheet in a different way. For example, GPU financial statements include as part of assets the value of the purchased power contract payments GPU expects to collect from customers over the future. At the same time, the balance sheet includes as a liability the payments GPU will make under these contracts over the same period. These types of assets and liabilities, which GPU must now include in its financial statements, tend to be misleading when compared to other utilities which have not yet been through restructuring or which don't have similar significant purchased power contracts.

     []   WHAT IS THE TOTAL COST OF THE TRANSACTION?

     The figure can be measured by the equity value of GPU, which is calculated by multiplying the number of shares (121 million) by the merger price $36.50 per share ($4.42 billion). Another measure is the equity value ($4.42 billion) plus the amount of debt outstanding at GPU and subsidiaries ($6.4 billion) for a total of $10.82 billion.

MERGER INTEGRATION STEERING COMMITTEE FORMED

KEVIN KEOUGH NAMED
INTEGRATION PROGRAM LEADER;
GUY PIPITONE NAMED TRANSITION MANAGER

     FirstEnergy Chairman and Chief Executive Officer Pete Burg named the members of the Integration Steering Committee for the planned merger of FirstEnergy and GPU, Inc. In addition to Burg, who is chairman of the Steering Committee, the other members are: GPU, Inc. Chairman, President and Chief Executive Officer Fred D. Hafer, who will serve as vice chairman of the committee; GPU Service Executive Vice President of Corporate Affairs Carole B. Snyder; GPU Energy President and Chief Executive Officer Mike Chesser; FirstEnergy President Tony Alexander; Vice President and Chief Financial Officer Rich Marsh and Vice President of Distribution and Customer Service Earl Carey.

     Burg also announced that FirstEnergy Vice President of Business Planning and Ventures Kevin Keough will serve as Integration Program leader, reporting to the Steering Committee. Keough will oversee the overall Integration Program, including development of a set of strategic initiatives designed to set direction in several areas of the new company and to provide guidance for the Transition Program.

     FirstEnergy Vice President of Fossil Generation Guy Pipitone has been named transition manager. Pipitone will oversee the development and progress of transition process teams from the major business areas of FirstEnergy and GPU and other transition teams that will support their efforts. The teams - under Pipitone's direction - will help determine how best to organize and operate following the merger.

     "The Steering Committee will guide the overall integration effort between the companies, drive the decision-making process and ensure that consistent communications reach all employees as decisions are made," Burg said.

     "It's our goal to create one company, not two separate organizations joined by a holding company," Burg emphasized. "We will be looking for the best practices from both companies and will build an organization that's capable of advancing at an accelerated pace the corporate strategy of the FirstEnergy enterprise."

     "We know that employees from both companies want information about the merger and its effect on the operations of both companies," Hafer said. "We want to assure all employees that they will be kept up to date on integration developments and decisions. Right now, we are beginning the process of developing our detailed integration plans, so employees need to be patient while we get this initial and key element of our plan finalized."

     According to Keough, "We have an ambitious target of completing the integration process early next year so that we are ready to implement our recommendations when the merger receives the necessary regulatory approvals, which could come by midsummer." He said the employee teams will be vital to the success of the integration.

     Pipitone added, "With our experience from the Ohio Edison and Centerior Energy merger, I believe that the integration of the companies will go smoothly. We can get our work done efficiently without affecting our focus on providing our customers with superior service."

     Assisting Keough with the development of strategic initiatives will be McKinsey & Company, while Deloitte Consulting will assist Pipitone on the Transition Program. Both firms have worked on numerous electric utility company mergers, including the merger of Ohio Edison and Centerior Energy to form FirstEnergy in November 1997.

PROFILE OF STEERING COMMITTEE MEMBERS

     FIRSTENERGY CHAIRMAN AND CHIEF EXECUTIVE OFFICER PETE BURG will serve as vice chairman and CEO of FirstEnergy upon completion of the merger. Burg is a member of the boards of FirstEnergy's various subsidiaries. Prior to the merger of Ohio Edison and Centerior Energy, he was president, chief operating officer and chief financial officer of Ohio Edison. His career with Ohio Edison began in 1968 as a financial analyst trainee. Following a series of promotions, he was elected treasurer in 1974, vice president in 1985, senior vice president and chief financial officer in 1989, and served as interim president of Ohio Edison's subsidiary, Penn Power, from August 1994 through May 1995. He was elected president of Ohio Edison in 1996, and president and chief executive officer of FirstEnergy in April 1999. He was elected to his current position in January 2000.

     GPU, INC., CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER FRED D. HAFER will be chairman of FirstEnergy after the merger. Hafer was elected president and chief operating officer of GPU in 1996 and in 1997 he was elected to his current position. Hafer has held the positions of president for Met-Ed/Penelec and Met-Ed, being named to those offices in 1994 and 1986, respectively. He joined the GPU system in 1962 as an engineering trainee. Following a series of promotions, he was named treasurer in 1970. In 1977, he was appointed vice president of rate case management for GPU Service, Inc. In that capacity he directed all federal and state regulatory activities for Met-Ed, Penelec and Jersey Central Power and Light.

     FIRSTENERGY PRESIDENT TONY ALEXANDER also is a member of the boards of FirstEnergy and its electric utility operating companies. Alexander began his career in Ohio Edison's Tax Department in 1972. He joined the Legal Department as an attorney in 1976. He was named senior attorney in 1984, and promoted to associate general counsel in 1987. He was elected vice president and general counsel in 1989; senior vice president and general counsel in 1991; and executive vice president and general counsel of FirstEnergy in 1997. He was elected to his current position in February 2000.

     FIRSTENERGY VICE PRESIDENT EARL CAREY, responsible for distribution and customer service, joined Ohio Edison in 1962. After serving in numerous management positions in regional operations and customer service, he was named vice president of Regional Operations and Customer Service in 1995. In 1997, he was named to his current position.

     GPU ENERGY PRESIDENT AND CHIEF EXECUTIVE OFFICER MIKE CHESSER was elected to his current position in April 2000. Chesser formerly was chairman, chief executive officer and president of Itron, a supplier to the utility industry, a position he had held since June 1999. Prior to joining Itron, Chesser was the president and chief operating officer of Atlantic Energy, Inc., at the time of its merger with Delmarva Power to form Conectiv. Earlier in his career, Chesser was vice president of marketing and gas operations at Baltimore Gas and Electric Company.

     FIRSTENERGY VICE PRESIDENT AND CHIEF FINANCIAL OFFICER RICH MARSH joined Ohio Edison in 1980 and served in a number of positions in the financial area, including manager of Assets Administration. He was elected treasurer of Ohio Edison in 1991 and vice president of Finance for FirstEnergy in 1997. He was elected to his current position in April 1998.

     GPU SERVICE EXECUTIVE VICE PRESIDENT-CORPORATE AFFAIRS CAROLE B. SNYDER was named to her current position in 1998. Snyder has responsibility for public and governmental affairs, human resources and corporate compliance for GPU Service, Inc. Since joining the GPU system in 1982, she has held various management positions, including regional director, assistant comptroller and financial reports manager for Met-Ed in Reading. Prior to becoming executive vice president of Corporate Affairs, she held the positions of senior vice president of Corporate Affairs for GPU Service and vice president of Public Affairs for GPU Energy. She serves as a director on the boards of several GPU subsidiary companies.

     FIRSTENERGY VICE PRESIDENT KEVIN KEOUGH is responsible for business planning, ventures and also for coordinating the development of e-business strategies across the corporation. Keough joined FirstEnergy in 1999, following 10 years with the Cleveland office of McKinsey & Company, having been a partner in the firm since 1995. As a leader within McKinsey's Electric Power/Natural Gas Practice, he worked with a wide spectrum of clients in the North American, European, and South African energy industries on strategic, operational and organizational issues. Throughout his years with McKinsey, he regularly worked with Ohio Edison and FirstEnergy.

     FIRSTENERGY VICE PRESIDENT GUY PIPITONE is responsible for fossil generation at the company. Pipitone joined Ohio Edison in 1972 as an engineer, and he served in a number of positions in the generation area, including plant manager of the Gorge and W. H. Sammis plants. He was named manager of the Production Department in 1991 and Akron Division manager in 1993. He was elected vice president of the Generation and Transmission Group in 1996, and was appointed transition manager for the Ohio Edison and Centerior Energy merger. Pipitone was elected to his current position in 1997.

"IT'S OUR GOAL TO CREATE ONE COMPANY, NOT TWO SEPARATE ORGANIZATIONS JOINED BY A HOLDING COMPANY."
- Pete Burg

"WE WANT TO ASSURE ALL EMPLOYEES THAT THEY WILL BE KEPT UP TO DATE ON INTEGRATION DEVELOPMENTS AND DECISIONS."
- Fred D. Hafer

"WE HAVE AN AMBITIOUS TARGET OF COMPLETING THE INTEGRATION PROCESS EARLY NEXT YEAR."
- Kevin Keough

"WITH OUR EXPERIENCE FROM THE OHIO EDISON AND CENTERIOR ENERGY MERGER, I BELIEVE THAT THE INTEGRATION OF THE COMPANIES WILL GO SMOOTHLY."
- Guy Pipitone

                     INTEGRATION PROGRAM ORGANIZATION

                           Integration Steering
                                 Committee

                            Integration Program
                                  Leader
                               Kevin Keough

    Strategy Track                             Transition Track

      Strategy                              Transition Manager
       Teams                                   Guy Pipitone

                                            Transition Directors
                                            2 from FE / 2 from GPU

                                Transition                  Transition
                              Process Teams               Support Teams